Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter 2018 Results

FOR IMMEDIATE RELEASE
For more information contact:
Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 2, 2018 /PRNewswire-FirstCall/ -- On May 2, 2018, Parkway Acquisition Corp. ("Parkway" or the "Company") (OTC QX: PKKW) – the holding company for Skyline National Bank ("Skyline") – announced first quarter 2018 earnings.

Results of Operations for the Three Months ended March 31, 2018 and 2017

Parkway recorded net income of $1.0 million or $0.20 per share for the quarter ended March 31, 2018 compared to net income of $681 thousand, or $0.14 per share, for the same period in 2017.  Pre-tax earnings totaled $1.3 million for the first quarter of 2018 compared to pre-tax earnings of $961 thousand for the same period in 2017.   The increase in earnings was due primarily to an increase in noninterest income, as well as reductions in noninterest expenses and a decrease in the loan loss provision.  Income tax expense increased from $280 thousand to just $281 thousand for the quarter, despite the increase in pre-tax earnings,  due to a reduction in tax rates pursuant to the Tax Cuts and Jobs Act, which became effective January 1, 2018 and reduced the Company's marginal federal income tax rate from 34% to 21%.  First quarter earnings represented an annualized return on average assets of 0.75% and an annualized return on average equity of 7.19% for the quarter ended March 31, 2018, compared to 0.49% and 4.95%, respectively, for the quarter ended March 31, 2017.

On March 1, 2018, Parkway announced that it had entered into a definitive agreement pursuant to which Parkway will acquire Great State Bank, based in Wilkesboro, North Carolina, in a stock merger valued at approximately $14.5 million at signing (the "Great State merger"). This transaction is subject to approval by Parkway's and Great State Bank's shareholders, regulatory approvals and other customary closing conditions and is expected to close in the third quarter of 2018.

Total interest income decreased by $10 thousand for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017.  The decrease in interest income was attributable primarily to a reduction in the accretion of purchase discounts applied to the loan portfolio acquired in the Company's July 1, 2016 merger with Cardinal Bankshares Corp. (the "Cardinal merger").  Accretion of purchased loan discounts increased interest income by $305 thousand in the first quarter of 2017 compared to just $158 thousand in the first quarter of 2018, representing a decrease of $147 thousand.  Excluding the change in discount accretion, interest income increased by $137 thousand for the quarter ended March 31, 2018 compared to the same period last year, due mainly to continued growth in the bank's loan portfolio as total loans increased by $13.7 million or 3.33% from March 31, 2017 to March 31, 2018.

Interest expense on deposits decreased by $9 thousand compared to the prior year, due to a reduction in the level of higher-yielding time deposits as well as a reduction in amortization of premiums on time deposits acquired in the Cardinal merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $84 thousand in the first quarter of 2017, compared to just $30 thousand in the first quarter of 2018. Without the change in premium amortization, interest expense on deposits would have decreased by $63 thousand for the quarter ended March 31, 2018, compared to the quarter ended March 31, 2017.  The result was a decrease in net interest income of $1 thousand for the quarter ended March 31, 2018, compared to the same quarter last year.  The Company's net interest margin totaled 4.18% for the first quarter of 2018, compared to 4.07% for the first quarter of 2017.

The provision for loan losses was $54 thousand for the quarter ended March 31, 2018, compared to $108 thousand for the quarter ended March 31, 2017.  The reserve for loan losses at March 31, 2018 was approximately 0.80% of total loans, compared to 0.87% at March 31, 2017.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans.  As of March 31, 2018, the remaining unaccreted discount on the acquired loan portfolio totaled $3.8 million.

Total noninterest income was $963 thousand in the first quarter of 2018 compared to $888 thousand in the first quarter of 2017.  The increase was due to growth and expansion of fee-based products and services throughout the Company's market area.

Total noninterest expenses decreased by $206 thousand for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017 due mainly to a reduction in merger related expenses.  Merger related expenses totaled $315 thousand for the first quarter of 2017 compared to just $198 thousand for the first quarter of 2018.  The 2017 merger related expenses were primarily costs associated with data processing system conversions for the Cardinal merger, while 2018 merger related expenses are associated with the proposed Great State merger.  The overall reduction in noninterest expenses led to improvement in the company's efficiency ratio, which fell from 82.1% for the first quarter of 2017 to 77.7% for the first quarter of 2018.

Balance Sheet

Total assets decreased by $4.4 million, or 0.8%, from December 31, 2017 to March 31, 2018, due to continued reductions in interest-bearing deposits.  Cash and cash equivalent balances decreased by $3.2 million and investment securities decreased by $1.7 million.  The reduction in cash and investments was used to fund net loan growth of $1.3 million as well as a reduction in total deposits of $4.8 million.  Loan growth, combined with the decrease in deposits, resulted in an increase in the company's loan to deposit ratio to 87.4% at March 31, 2018 compared to 86.3% at December 31, 2017.

Noninterest bearing deposits decreased by $789 thousand from December 31, 2017 to March 31, 2018, while interest bearing deposits decreased by $4.0 million over the same time period.  The decrease in interest bearing deposits came primarily in the form of higher yielding certificates of deposit and individual retirement accounts.  This reflected the continuation of a management strategy to allow the run-off of higher-yielding time deposits.

Stockholders' equity totaled $57.22 million at March 31, 2018 compared to $57.18 million at December 31, 2017.  The increase in equity resulted from earnings of $1.0 million, less a net change in unrealized depreciation of investment securities classified as available for sale totaling $473 thousand, and the payment of dividends of $502 thousand.  Tangible book value increased from $10.98 per share at December 31, 2017 to $11.00 per share at March 31, 2018.  Skyline remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.32%, 12.32%, 13.11%, and 10.00%, respectively, as of March 31, 2018.

President and CEO Allan Funk noted, "Our first quarter results were very solid: our loan portfolio was up modestly, our loan quality metrics improved, our fee income increased and our routine operating expenses were flat.  We opened a new branch in West Jefferson, NC, and announced an agreement to acquire an excellent nearby partner, Great State Bank.  From an investment perspective, we paid an increased dividend and our stock price had a nice start to the year, ending the quarter at $12.99 per share. All in all, a very nice quarter."

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Cardinal merger and the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the Great State merger; the ability to complete the Great State merger as expected and within the expected time frame, or at all; the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or the Cardinal merger; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger or the Cardinal merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2018)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
March 31, 2018; December 31, 2017; March 31, 2017

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2018	2017	2017
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$6,261	$6,367	$7,950
Interest-bearing deposits with banks	9,587	8,739	8,271
Federal funds sold	3,802	7,769	21,157
Investment securities available for sale	48,943	50,675	60,586
Restricted equity securities	1,378	1,388	1,388
Loans	426,103	424,871	412,369
Allowance for loan losses	(3,415)	(3,453)	(3,576)
Net loans	422,688	421,418	408,793
Cash value of life insurance	17,459	17,348	17,015
Foreclosed Assets	-	-	70
Properties and equipment, net	17,548	17,646	18,170
Accrued interest receivable	1,597	1,737	1,449
Core deposit intangible	1,975	2,045	2,256
Deferred tax assets, net	2,748	2,965	5,413
Other assets	9,542	9,864	5,936
Total assets	$543,528	$547,961	$558,454

Liabilities
Deposits
Noninterest-bearing	$130,058	$130,847	$131,784
Interest-bearing	353,629	357,594	368,459
Total deposits	483,687	488,441	500,243

Borrowings	-	-	-
Accrued interest payable	134	46	143
Other liabilities	2,486	2,292	1,975
Total liabilities	486,307	490,779	502,361

Stockholders' Equity
Common stock and surplus	26,166	26,166	26,166
Retained earnings	33,038	32,526	30,934
Accumulated other comprehensive income (loss)	(1,983)	(1,510)	(1,007)
Total stockholders' equity	57,221	57,182	56,093
Total liabilities and stockholders' equity	$543,528	$547,961	$558,454
Tangible book value per share	$11.00	$10.98	$10.72

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2018 and 2017

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2018	2017
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$5,086	$5,055
Interest-bearing deposits in banks	19	12
Federal funds sold	31	19
Interest on securities:
Taxable	303	343
Exempt from federal income tax	-	-
Dividends	9	29
	5,448	5,458

Interest expense
Deposits	361	370
Interest on borrowings	-	-
	361	370
Net interest income	5,087	5,088

Provision for loan losses	54	108
Net interest income after
provision for loan losses	5,033	4,980

Noninterest income
Service charges on deposit accounts	345	322
Other service charges and fees	412	378
Net realized gains on securities	(4)	-
Mortgage origination fees	77	45
Increase in cash value of life insurance	111	111
Other income	22	32
	963	888

Noninterest expenses
Salaries and employee benefits	2,531	2,550
Occupancy and equipment	629	666
Foreclosed asset expense, net	(3)	5
Data processing expense	302	271
FDIC Assessments	69	75
Advertising	116	158
Bank franchise tax	105	82
Director fees	57	63
Merger related expenses	198	315
Other expense	697	722
	4,701	4,907
Net income before income taxes	1,295	961

Income tax expense	281	280
Net income	$1,014	$681

Net income per share	$0.20	$0.14
Weighted average shares outstanding	5,021,376	5,021,376
Dividends declared per share	$0.10	$0.08